EXHIBIT 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended March 31, 2023, Declares Quarterly Cash Dividend of $0.10 per Share

•
GAAP Net Investment Income (“NII”) was $8.9 million, or $0.12 per share in the first quarter, representing a 9.5% increase from prior quarter NII of $8.1 million, or $0.11 per share. First quarter NII provided dividend coverage of 122% on a GAAP basis, up from the prior quarter dividend coverage of 112%.
•
Net Asset Value (“NAV”) increased to $319.8 million as of March 31, 2023, up from $318.5 million as of December 31, 2022; NAV per share increased to $4.41 per share from $4.39 per share as of December 31, 2022.
•
Gross deployments during the first quarter were $37.6 million, substantially all of which were in first lien loans. The weighted average yield on gross deployments during the quarter was 11.9%, up from 11.5% on deployments in the prior quarter. During the quarter, 8 new portfolio companies were added bringing total portfolio companies held at quarter-end to 121, up from 116 at the end of 2022 and 86 at the end of 2021. Gross repayments during the quarter were $20.7 million, including full exits from 3 existing portfolio companies, including two legacy investments which further reduced exposure to non-core legacy assets to less than 1% of total portfolio fair market value.
•
The Company’s weighted-average portfolio yield as of March 31, 2023 increased to 12.4% based on total portfolio fair value, up from 11.9% as of December 31, 2022. The increase was largely driven by a rise in LIBOR and SOFR rates during the quarter.
•
Net leverage was 0.81x as of March 31, 2023, up from 0.77x as of December 31, 2022, driven by new net deployments. Total available liquidity for deployment into portfolio company investments, including cash, was $98.2 million, subject to leverage and borrowing base restrictions.

New York, May 1, 2023 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly dividend of $0.10 per share, payable on July 6, 2023 to stockholders of record at the close of business on June 15, 2023.

“We continued to successfully execute on our strategy of (i) increasing the earnings power of our portfolio via disciplined growth and (ii) increasing the resiliency of our portfolio by creating a diversified portfolio of senior secured assets. Our NII continued to grow this quarter, increasing 9.5% from the prior quarter. We are very pleased that our NII covered our $0.10 dividend for the third consecutive quarter, with increased coverage of 122% this quarter, up from 112% in the fourth quarter,” said James E. Keenan, Chairman and Interim CEO of the Company. “We ended the quarter with a well-diversified portfolio of 121 companies, more than double the number of portfolio companies we had at the end of 2020. At the end of the quarter, 82% of our portfolio consisted of first lien investments, up from 74% at the end of 2021 and 50% at the end of 2020. We have now exceeded our target of having at least 80% of the portfolio in first lien investments."

“Even as we grew our loan portfolio, we were highly selective during the first quarter in which we saw reduced origination activity across the market. Corporate mergers and acquisitions, demand for growth financings as well as refinancing activity remained muted in the rising interest rate environment. Still, we added 8 new portfolio companies during the quarter, drawing upon the power of the BlackRock platform. We deployed $38 million in the first quarter on a gross basis – almost entirely in first lien loans. This is our fourth consecutive quarter with net positive deployments, totaling approximately $91 million over the last 12 months. Our relatively modest leverage ratio of 0.81x provides flexibility to continue to selectively grow our portfolio and further increase our earnings power,” Mr. Keenan continued.

“Against the macroeconomic backdrop of continued inflation, higher interest rates, and softening consumer demand, we remain conservative in underwriting new investments and vigilant in monitoring our existing portfolio. We believe we are well positioned to withstand the impact of a deteriorating economic environment. Additionally, during the quarter, we exited and realized our non-core legacy investments in Advanced Lighting (previously a non-accrual asset) and Kemmerer, reducing our non-core exposure to less than 1% of the portfolio. Our credit quality remains solid as there were no new non-accrual investments in the first quarter, demonstrating our unwavering focus on our strong credit culture.” Mr. Keenan concluded.

	March 31, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Portfolio Composition
First Lien Debt	82%	79%	74%	50%
Second Lien Debt	13%	16%	19%	27%
Junior Capital[1]	5%	5%	7%	23%

Portfolio Company Count	121	116	86	55
Non-Core Assets
Portfolio Company Count[2]	1	3	5	6
Fair Market Value ("FMV", in Millions)	4	9	26	42
% of investments, at FMV	1%	2%	5%	9%

_______________________________________________

1.
Includes unsecured/subordinated debt and equity investments.
2.
Excludes portfolio companies with zero FMV.

Financial Highlights

	Q1 2023		Q4 2022		Q1 2022
($'s in millions, except per share data)[2]	Total Amount	Per Share	Total Amount	Per Share	Total Amount	Per Share

Net Investment Income/(loss)	$8.9	$0.12	$8.1	$0.11	$6.5	$0.09
Net realized and unrealized gains/(losses)	$(0.3)	—	$(13.2)	$(0.18)	$(1.0)	$(0.01)
Basic earnings/(losses)	$8.5	$0.12	$(5.1)	$(0.07)	$5.5	$0.07
Dividends declared	$7.3	$0.10	$7.3	$0.10	$7.4	$0.10
Net Investment Income/(loss), as adjusted[1]	$8.9	$0.12	$8.1	$0.11	$6.0	$0.08
Basic earnings/(losses), as adjusted[1]	$8.5	$0.12	$(5.1)	$(0.07)	$5.1	$0.07

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1.
Non-GAAP basis financial measure, excluding the hypothetical liquidation basis capital gain incentive fee accrual (reversal), if any, under GAAP. See Supplemental Information.
2.
Totals may not foot due to rounding.

($'s in millions, except per share data)	March 31, 2023	December 31, 2022	March 31, 2022

Total assets	$602.5	$589.1	$533.3
Investment portfolio, at FMV	$587.8	$570.5	$517.8
Debt outstanding	$263.1	$253.0	$171.6
Total net assets	$319.8	$318.5	$346.9
Net asset value per share	$4.41	$4.39	$4.70
Net leverage ratio[1]	0.81x	0.77x	0.46x

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1.
Calculated as the ratio between (a) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, plus payables for investments purchased, and (b) NAV.

Business Updates

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Reduced Exposure in Non-Core Legacy Portfolio: During the first quarter, the Company received $2.4 million in proceeds from the full sale of its first lien debt and equity positions in Kemmerer Operations, LLC and Kemmerer Holdings, LLC (collectively, "Kemmerer"), and $0.8 million in proceeds from the full sale of its non-accrual second lien secured note position in Advanced Lighting Technologies, LLC ("Advanced Lighting"), further reducing the Company's non-core legacy exposure.
•
Other Junior Capital Exposure: As of March 31, 2023, the Company’s other junior capital (including unsecured/subordinated debt and equity) exposure, excluding non-core assets, remained low at 4% of the portfolio, down from 6% at December 31, 2021 and 21% at December 31, 2020.
•
Revolving Credit Facility Amendment: Due to the transition away from LIBOR indices and the discontinuation of publication of the U.S. Dollar LIBOR benchmarks effective June 30, 2023, the Company entered into an amendment to its senior secured revolving credit facility (the "Credit Facility") on April 26, 2023 to remove and replace the LIBOR-based interest rate benchmark provisions with customary SOFR-based interest rate benchmark provisions plus a negotiated credit spread adjustment of 0.10%. Other material terms of the Credit Facility were otherwise unchanged.

First Quarter Financial Updates

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NII was $8.9 million, or approximately $0.12 per share, for the three months ended March 31, 2023, an increase of 9.5% from the prior quarter, largely driven by an increase in our weighted average yield as a result of higher LIBOR and SOFR rates, and net deployments during 2022 and the first quarter of 2023. Relative to our dividend declared of $0.10 per share, dividend coverage was 122% on a GAAP basis, up from 112% in the prior quarter.
•
NAV increased to $319.8 million at March 31, 2023, up from $318.5 million at December 31, 2022; NAV per share increased to $4.41 per share from $4.39 per share as of December 31, 2022.

Portfolio and Investment Activity*

($’s in millions)	Three Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022

Investment deployments	$37.6	$36.0	$44.0
Investment exits	$20.7	$27.9	$78.7
Number of portfolio company investments at end of period	121	116	93
Weighted average yield of debt and income producing equity securities, at FMV	12.5%	12.0%	8.5%
% of Portfolio invested in Secured debt, at FMV	95%	94%	92%
% of Portfolio invested in Unsecured/subordinated debt, at FMV	4%	4%	5%
% of Portfolio invested in Equity, at FMV	1%	2%	3%
Average investment by portfolio company, at amortized cost	$5.6	$5.7	$6.3

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*Balance sheet amounts and yield information above are as of period end.

•
We deployed $37.6 million during the quarter while exits and repayments totaled $20.7 million, resulting in a $16.9 million net increase in our portfolio.
▪
Deployments consisted of investments/fundings into 8 new portfolio companies and primarily 7 existing portfolio companies, which are outlined as follows:

New Portfolio Companies

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$6.1 million SOFR ("S") + 7.50% first lien term loan, $0.3 million unfunded delayed draw term loan ("DDTL") and $0.4 million unfunded revolver to Showtime Acquisition, L.L.C. (World Choice), a live dinner attraction and family entertainment operator;
•
$5.9 million S + 7.25% first lien term loan and $0.5 million unfunded revolver to Bynder Bidco B.V. and Bynder Bidco, Inc., a digital asset management provider;
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$5.1 million S + 7.50% first lien term loan and $0.5 million unfunded revolver to Disco Parent, Inc. (Duck Creek), a property and casualty insurance software provider;
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$3.5 million S + 6.00% first lien term loan to FSK Pallet Holding Corp. (Kamps), a provider of recycled wood pallet solutions to the North American market;
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$3.3 million S + 7.75% first lien term loan and $0.4 million unfunded revolver to Oranje Holdco, Inc. (KnowBe4), a cybersecurity awareness training provider;
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$2.2 million S + 8.00% first lien term loan to Tessian Inc., a provider of cloud e-mail security software;
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$1.8 million S + 6.50% first lien, $0.7 million unfunded DDTL, and $0.3 million unfunded revolver to LJ Avalon Holdings, LLC (Ardurra), a provider of water and transportation infrastructure engineering and consulting services; and
•
$0.7 million S + 5.25% first lien term loan to Geo Parent Corporation, a geohazard mitigation solutions provider.

Incremental Investment /Funding Primarily in the Following Existing Portfolio Companies

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$2.0 million S + 6.75% DDTL funding to GC Champion Acquisition LLC (Numerix);
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$1.0 million S + 6.25% DDTL funding to Wealth Enhancement Group, LLC;
•
$0.9 million S + 7.50% first lien term loan and $0.2 million DDTL funding to Aerospike, Inc.;
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$0.7 million S + 3.75% first lien term loan to NEP Group, Inc.;
•
$0.6 million 12.00% fixed rate first lien term loan to Magenta Buyer, LLC (McAfee);
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$0.6 million S + 7.25% DDTL funding to Grey Orange Incorporated; and
•
$0.5 million S + 6.50% DDTL funding and $0.1 million S + 6.25% revolver funding to Accordion Partners, LLC.

▪
Exits and repayments were primarily concentrated in three complete exits of portfolio company investments and one partial paydown:
•
$15.0 million full repayment at par of second lien term loan in Zest Acquisition Corp.;
•
$2.4 million of proceeds from the full sale of our first lien debt and equity positions in Kemmerer, a non-core legacy position;
•
$1.1 million of proceeds from the partial repayment of first lien term loan and DDTL in Persado, Inc.; and
•
$0.8 million of proceeds from the full sale of our non-accrual second lien secured note position in Advanced Lighting.

•
There were no new non-accrual investments during the quarter ended March 31, 2023. After exiting our non-accrual position in Advanced Lighting during the quarter, only two non-accrual investment positions remain, representing approximately 2.7% and 11.3% of total debt and preferred stock investments, at fair value and cost, respectively.
•
The weighted average internal investment rating of the portfolio at FMV was 1.35 at March 31, 2023, as compared to 1.33 at December 31, 2022, and 1.21 at December 31, 2021.
•
During the quarter ended March 31, 2023, net realized and unrealized losses were $(0.3) million, including $(0.6) million of realized losses on portfolio exits, partially offset by $0.3 million of net unrealized appreciation on investments and our interest rate swap.

Liquidity and Capital Resources

•
At March 31, 2023, we had $5.2 million in cash and cash equivalents and $93.0 million of availability under our Credit Facility, subject to leverage restrictions, resulting in $98.2 million of availability for deployment into portfolio company investments including current unfunded commitments, and for general use in the normal course of business.
•
Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, was 0.81x at quarter-end, and our 220% asset coverage ratio provided the Company with additional debt capacity of $93.0 million under its asset coverage requirements, subject to borrowing capacity and borrowing base restrictions. Further, as of March 31, 2023, approximately 83.9% of our assets were invested in qualifying assets, exceeding the 70% requirement for a business development company under Section 55(a) of the Investment Company Act of 1940.
•
For the first quarter of 2023, the Company declared a cash dividend of $0.10 per share, payable on July 6, 2023 to stockholders of record at the close of business on June 15, 2023.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Tuesday, May 2, 2023, to discuss its first quarter 2023 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (877) 502-9276 or from outside the United States, +1 (773) 305-6867, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 5586820). This teleconference can also be accessed using Microsoft Edge, Google Chrome, or Firefox via this link: BlackRock Capital Investment Corporation First Quarter 2023 Earnings Call. Once clicked-on, please enter your information to be connected. Please note that the link becomes active 15 minutes prior to the scheduled start time. A live, listen-only webcast will also be available via the investor relations section of www.blackrockbkcc.com.

The teleconference and the webcast will be available for replay by 3:00 p.m. on Tuesday, May 2, 2023 and ending at 3:00 p.m. on Tuesday, May 16, 2023. The replay of the teleconference can be accessed via the following link: BlackRock Capital Investment Corporation First Quarter 2023 Earnings Call Replay. To access the webcast, please visit the investor relations section of www.blackrockbkcc.com.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page.

About BlackRock Capital Investment Corporation

Formed in 2005, BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. We invest primarily in middle-market companies in the form of senior debt securities and loans, and our investment portfolio may include junior secured and unsecured debt securities and loans, each of which may include an equity component.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	March 31, 2023 (Unaudited)	December 31, 2022
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $589,444,287 and $569,528,145)	$572,111,003	$551,686,646
Non-controlled, affiliated investments (cost of $1,139,598 and $3,849,638)	—	3,574,438
Controlled investments (cost of $84,922,381 and $84,922,381)	15,673,000	15,228,000
Total investments at fair value (cost of $675,506,266 and $658,300,164)	587,784,003	570,489,084
Interest, dividends and fees receivable	6,236,671	5,515,446
Cash and cash equivalents	5,164,450	9,531,190
Due from broker	1,868,232	1,946,507
Deferred debt issuance costs	942,605	1,055,117
Receivable for investments sold	116,102	12,096
Prepaid expenses and other assets	382,314	510,706
Total assets	$602,494,377	$589,060,146
Liabilities
Debt (net of deferred issuance costs of $913,305 and $996,839)	$263,086,695	$253,003,161
Dividends payable	7,257,191	7,257,191
Income incentive fees payable	5,279,252	3,403,349
Management fees payable	2,130,472	2,186,540
Interest and debt related payables	1,335,009	738,719
Interest Rate Swap at fair value	1,165,514	1,332,299
Payable for investments purchased	607,368	600,391
Accrued administrative expenses	292,634	397,299
Accrued expenses and other liabilities	1,557,683	1,618,844
Total liabilities	282,711,818	270,537,793
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 84,481,797 issued and 72,571,907 outstanding	84,482	84,482
Paid-in capital in excess of par	850,199,351	850,199,351
Distributable earnings (losses)	(457,127,572)	(458,387,778)
Treasury stock at cost, 11,909,890 shares held	(73,373,702)	(73,373,702)
Total net assets	319,782,559	318,522,353
Total liabilities and net assets	$602,494,377	$589,060,146
Net assets per share	$4.41	$4.39

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
	March 31, 2023	March 31, 2022
Investment income
Interest income (excluding PIK):
Non-controlled, non-affiliated investments	$17,412,475	$11,606,903
PIK interest income:
Non-controlled, non-affiliated investments	1,029,231	123,018
Non-controlled, affiliated investments	31,794	115,896
PIK dividend income:
Non-controlled, non-affiliated investments	86,342	75,882
Other income:
Non-controlled, non-affiliated investments	204,123	260,588
Total investment income	18,763,965	12,182,287
Operating expenses
Interest and other debt expenses	4,718,231	2,728,951
Management fees	2,130,472	2,059,864
Incentive fees on income	1,875,903	19,013
Incentive fees on capital gains(1)	—	(471,501)
Administrative expenses	292,634	365,507
Professional fees	193,427	302,857
Insurance expense	160,957	199,758
Director fees	149,625	153,125
Investment advisor expenses	17,093	25,819
Other operating expenses	364,131	303,799
Total expenses	9,902,473	5,687,192

Net investment income(1)	8,861,492	6,495,095
Realized and unrealized gain (loss) on investments and Interest Rate Swap
Net realized gain (loss):
Non-controlled, non-affiliated investments	(157,791)	825,913
Non-controlled, affiliated investments	(441,906)	—
Net realized gain (loss)	(599,697)	825,913
Net change in unrealized appreciation (depreciation):
Non-controlled, non-affiliated investments	508,216	(2,537,021)
Non-controlled, affiliated investments	(864,398)	582,458
Controlled investments	445,000	155,929
Interest Rate Swap	166,784	—
Net change in unrealized appreciation (depreciation)	255,602	(1,798,634)
Net realized and unrealized gain (loss)	(344,095)	(972,721)
Net increase (decrease) in net assets resulting from operations	$8,517,397	$5,522,374
Net investment income per share—basic(1)	$0.12	$0.09
Earnings (loss) per share—basic(1)	$0.12	$0.07
Weighted average shares outstanding—basic	72,571,907	73,822,190
Net investment income per share—diluted(1)(2)	$0.12	$0.09
Earnings (loss) per share—diluted(1)(2)	$0.12	$0.07
Weighted average shares outstanding—diluted	72,571,907	90,815,927

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(1)
Net investment income and per share amounts displayed above are net of the accrual (reversal) for incentive fees on capital gains which is reflected on a hypothetical liquidation basis in accordance with GAAP for the three months ended March 31, 2022. Refer to Supplemental Information section below for further details and as adjusted figures that reflect that there were no incentive fees on capital gains realized and payable to the Advisor during such periods.
(2)
For the three months ended March 31, 2022, the impact of the hypothetical conversion of the 2022 Convertible Notes was antidilutive.

Supplemental Information

The Company reports its financial results on a generally accepted accounting principles (“GAAP”) basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

The Company records its liability for incentive fees based on capital gains (if any) by performing a hypothetical liquidation basis calculation at the end of each reporting period, as required by GAAP, which assumes that all unrealized capital appreciation and depreciation is realized as of the reporting date. It should be noted that incentive fees based on capital gains (if any) are not due and payable until the end of the annual measurement period, or every June 30. The incremental incentive fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets, geopolitical conditions and other parameters could cause actual results to differ from estimates and such differences could be material. There can be no assurance that unrealized capital appreciation and depreciation will be realized in the future, or that any accrued capital gains incentive fee will become payable. Incentive fee amounts on capital gains actually paid by the Company will specifically exclude consideration of unrealized capital appreciation, consistent with requirements under the Investment Advisers Act of 1940 and the Company’s investment management agreement. For a more detailed description of the Company’s incentive fees, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2022, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three Months Ended
	March 31, 2023	March 31, 2022
GAAP Basis:
Net Investment Income	$8,861,492	$6,495,095
Net Investment Income per share	0.12	0.09
Addback: GAAP incentive fee (reversal) based on capital gains	—	(471,501)
Addback: GAAP incentive fee based on Income	1,875,903	19,013
Pre-Incentive Fee[1]:
Net Investment Income	$10,737,395	$6,042,607
Net Investment Income per share	0.15	0.08
Less: Incremental incentive fee based on Income	(1,875,903)	(19,013)
As Adjusted[2]:
Net Investment Income	$8,861,492	$6,023,594
Net Investment Income per share	0.12	0.08

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1.
Pre-Incentive Fee: Amounts are adjusted to remove the impact of all accrued (reversed) incentive fees recorded during the period.
2.
As Adjusted: Amounts are adjusted to remove the GAAP accrual (reversal) for incentive fee based on capital gains (if any) and to include only the incremental incentive fee based on income. Adjusted amounts reflect the fact that no incentive fee on capital gains was realized and payable to the Advisor during the three months ended March 31, 2023 and 2022, respectively. Under the current investment management agreement, incentive fee based on income is calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, inflation, credit risk, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 1, 2023, identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.